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                                                                     Exhibit 5.1

                        [LETTERHEAD OF M.G. RAMACHANDRAN]

                                                               August 12, 2003



Sify Limited
Second Floor, Tidel Park
No. 4, Canal Bank Road
Taramani, Chennai 600 113
India

        Re: Sify Limited Registration Statement on Form S-8

Gentlemen:

            I have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended, of up to 633,000 equity shares, par value Rs.10 per share (the "Shares"), of Sify Limited, a company with limited liability incorporated in the Republic of India (the "Company"). Each of the Shares being so registered is represented by one American Depositary Share. I have examined the registration statement on Form S-8 (the "Registration Statement") filed by you with the United States Securities and Exchange Commission for the purpose of registering the shares in connection with the Associate Stock Option Plan 1999, Associate Stock Option Plan 2000 and Associate Stock Option Plan 2002.

            Strictly limited to Indian law, it is my opinion that the Shares have been duly authorized and when issued in connection with the Associate Stock Option Plan 1999, Stock Option Plan 2000 or Associate Stock Option Plan 2002 will be validly issued, fully paid and non-assessable.

            I consent to the use of this opinion as an exhibit to the Registration Statement.

                                           Yours faithfully,

                                           /s/ M.G. Ramachandran

                                           M.G. Ramachandran